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                                                                      EXHIBIT 21


                                           SUBSIDIARIES OF COMAIR HOLDINGS, INC.


COMAIR, INC., an Ohio corporation.

COMAIR SERVICES, INC., a Kentucky corporation.

COMAIR AVIATION ACADEMY, INC., a Florida corporation.

CVG AVIATION, INC., a Kentucky corporation.

COMAIR INVESTMENT COMPANY, a Delaware corporation.

COMAIR AIRCRAFT, INC., a Kentucky corporation.

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